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                                                                      EXHIBIT 15



LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION


Cintech Solutions, Inc.:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed interim financial information of Cintech Solutions, Inc. (formerly Cintech Tele-Management Systems, Inc.) for the periods ended September 30, 2000 and 1999, as indicated in our report dated October 27, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-QSB for the quarter ended September 30, 2000, is incorporated by reference in Registration Statement Nos. 33-95366 and 333-94661 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

"/s/ Deloitte & Touche LLP"

Cincinnati, Ohio
November 9, 2000